CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share	Maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share	$ 150,000,000	—	$ 150,000,000	$15,105(1)

(1)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price of common stock to be offered. The fee payable in connection with the offering of common stock pursuant to this prospectus supplement shall be paid in accordance with Rule 456(b).

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203945

PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 7, 2015)

$150,000,000

Common Stock

We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, relating to shares of our common stock, $0.001 par value per share, offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $150.0 million.

Our common stock is listed on The NASDAQ Global Market under the symbol “CEMP.” On May 4, 2016, the last reported sale price of our common stock on The NASDAQ Global Market was $16.10 per share.

Upon our delivery of a placement notice and subject to the terms and conditions of the sales agreement, Cowen may sell our common stock by methods deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on The NASDAQ Global Market, on any other existing trading market for our common stock or to or through a market maker. In addition, with our prior written approval, Cowen may also sell our common stock in negotiated transactions. Cowen will act as sales agent using its commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay Cowen a commission, or allow a discount, for its services in acting as agent and/or principal in the sale of common stock equal to 3.0% of the gross sales price per share of all shares sold through it as agent under the sales agreement.

In connection with the sale of common stock on our behalf, Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation to Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-17 of this prospectus supplement, the section captioned “Item 1A—Risk Factors” in our most recently filed annual report on Form 10-K, which is incorporated by reference into this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen and Company

May 6, 2016

Prospectus supplement

ABOUT THIS PROSPECTUS

On May 7, 2015, we filed with the Securities and Exchange Commission, or SEC, an automatically effective registration statement on Form S-3 (File No. 333-203945) utilizing a shelf registration process relating to the securities described in this prospectus supplement. Under this shelf registration process, we may, from time to time, sell an unlimited amount of our common stock, preferred stock, warrants to purchase common or preferred stock, debt securities or units comprised of any combination of the foregoing securities, of which up to an aggregate of $150.0 million may be sold in this offering in the form of shares of common stock.

This prospectus supplement describes the specific terms of an offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. If the information in this prospectus supplement is inconsistent with the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it. We are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of this prospectus supplement, before investing in our common stock.

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Our primary executive offices are located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517-8149, and our telephone number is (919) 313-6601. Our website address is http://www.cempra.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

Unless the context otherwise requires, “Cempra,” the “company,” “we,” “us,” “our” and similar names refer to Cempra, Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement, and the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-13.

Our company

Overview

We are a clinical-stage pharmaceutical company focused on developing differentiated antibiotics for the acute care and community settings to meet critical medical needs in the treatment of bacterial infectious diseases, particularly respiratory tract infections and staphylococcal infections. Our lead product, solithromycin (CEM-101), is being developed in oral capsules, intravenous, or IV, and suspension formulations, for the treatment of community-acquired bacterial pneumonia, or CABP, one of the most serious infections of the respiratory tract in adults and children, as well as for the treatment of gonorrhea and other indications.

Despite the many antibiotics available and the size of the market for antibiotics for CABP and other infections, we believe this market has significant critical needs for several reasons. First, the effectiveness of many antibiotics has declined worldwide due to bacterial resistance to the currently available antibiotics. CABP is a common disease occurring frequently after influenza, which can be especially serious in the elderly or young children. It is the most frequent cause of death from an infection. Currently, outpatient CABP is treated with a macrolide, such as azithromycin, or with a fluoroquinolone, such as levofloxacin. Macrolides have been frequently used as they target the respiratory pathogens, reach high concentrations in the lung and in macrophages at the site of infection, and have anti-inflammatory properties that contribute to the patient’s recovery. In the last decade, azithromycin treatment failure due to resistance has led to more frequent use of fluoroquinolones, which are known to have recognized serious side effects. Yet, because of the need to treat outpatients, levofloxacin (a fluoroquinolone) use has increased. There has not been a new oral antibiotic to treat CABP in outpatients since moxifloxacin was approved, and resistance and lack of tolerability to generic antibiotics, including macrolides, have led to increased rates of hospitalization and a critical need for a safe and effective oral antibiotic for the treatment of CABP. Finally, many of the existing antibiotics used to treat serious infections are difficult or inconvenient to administer, often requiring hospitalization for IV treatment. Currently available intravenous antibiotics that are the standard of care, such as ceftriaxone, a third generation cephalosporin, have no oral formulations to allow discharge from the hospital on the same medication, forcing patients to switch to less favorable alternatives. Cephalosporins and fluoroquinolones that are currently used have broad spectrum activity, and eliminate essential intestinal microflora with resulting serious consequences, such as C. difficile enterocolitis. In order to practice stewardship of antibiotics, and provide the right care for CABP, we believe a new macrolide is needed.

Solithromycin is a potent new fourth generation macrolide and the first fluoroketolide in clinical development. As a macrolide, solithromycin has broad use potential against many types of infections and in many patient populations, including pediatrics and pregnancy. Solithromycin’s potency comes from its unique chemical structure, which provides greater ability to fight resistant bacteria. Increasingly, resistance is a major threat to the efficacy of currently available antibiotics, including currently approved macrolides. Solithromycin has excellent organ and tissue distribution and intracellular activity, which allows it to reach bacteria at body sites that other antibiotics may not. Solithromycin is active against most CABP pathogens, including pneumococcal strains resistant to other macrolides. Our pre-clinical and clinical studies to date have demonstrated solithromycin’s efficacy and safety. Solithromycin offers flexibility of dosing, whether IV, oral capsule, or oral suspension which we believe will be attractive to both physicians and patients. These attributes of solithromycin make it a possible treatment for all age groups, including pediatrics.

We have completed two Phase 3 trials for solithromycin which we believe will support our recently completed new drug application, or NDA, to treat CABP. On January 5, 2015, we announced positive topline results from our global, pivotal Phase 3 clinical trial of solithromycin oral capsules in the treatment of patients with CABP. On October 16, 2015, we announced positive topline results from our global, pivotal Phase 3 clinical trial of IV solithromycin progressing to oral solithromycin in the treatment of patients with CABP. The solithromycin development program was structured through the draft guidance published by and dialogue with the U.S. Food and Drug Administration, or FDA, and also meetings with the FDA. We also have received feedback from several European Union, or EU, member countries regarding our plan to submit a marketing authorization application, or MAA, to the European Medicines Agency, or EMA.

In August 2015, the FDA granted Fast Track designation for IV and oral solithromycin for the treatment of CABP. All FDA-required chemistry, non-clinical and clinical trials are complete. As a result, in April 2016 we completed our submission to the FDA of our two NDAs, one for oral solithromycin and one for intravenous solithromycin for the treatment of CABP. The FDA has designated both oral and intravenous solithromycin as Qualified Infectious Disease Products, or QIDP, for the indication of CABP. As a result of the QIDP designation, solithromycin is eligible for priority review by the FDA. Based on these factors, assuming FDA approval, we expect the FDA review to be complete by the end of 2016 and to be able to launch solithromycin for CABP in 2017. We also have begun work towards filing an MAA for oral and IV solithromycin for the treatment of CABP with the EMA, which we expect to complete in the first half of 2016.

Our second product is Taksta, an antibiotic known as fusidic acid, that has been used for decades outside the U.S., including Western Europe, but which has never been approved in the U.S. We are developing Taksta exclusively in the U.S. as an oral treatment of acute bacterial skin and skin structure infections, or ABSSSI, which is frequently caused by methicillin-resistant Staphylococcus aureus, or MRSA, and we are exploring its use for the long-term oral treatment of refractory bone and joint infections, including prosthetic joint infections, or PJI, caused by staphylococci, including S. aureus and MRSA. Currently, there is no optimal oral, chronic antibiotic for treating these infections. We are seeking to develop Taksta as an oral treatment for staphylococcal infections requiring chronic or long-term treatment. We aim to replace currently available IV drugs but with the safety and convenience of oral long-term administration. Taksta successfully completed a Phase 2 clinical trial in patients with ABSSSI demonstrating a tolerability profile and efficacy comparable to linezolid (sold under the brand name Zyvox®), which is one of two oral antibiotics for the treatment of MRSA currently approved by the FDA. In November 2015, we began a Phase 3 trial for the treatment of ABSSSI and began a refractory bone and joint infection study in early 2016. In October 2013, the FDA granted orphan drug designation for fusidic acid for the treatment of PJI, which confers regulatory and economic benefits in the development process. In December 2013, PJI was classified as a very rare disease by the National Institutes of Health, or NIH. In September 2015, the FDA designated oral tablets of Taksta as a QIDP for the indication of ABSSSI.

Overview of solithromycin (CEM-101)

Solithromycin is a potent new fourth generation macrolide, the first fluoroketolide, that we are developing in oral capsule, IV and suspension formulations (for pediatric use) for the treatment of respiratory tract infections, including CABP, which is one of the most common serious infectious diseases of the respiratory tract and the primary cause of death from an infection, and bacterial urethritis, including gonorrhea, the second most common reportable infectious disease in the world. Solithromycin is differentiated from other antibiotics because of its broad therapeutic potential and the right spectrum of activity to target pathogenic bacteria. Broad therapeutic potential means a drug that can be used in the treatment of several disease indications, in this case, such as bacterial pneumonia, chronic obstructive pulmonary disease, or COPD, cystic fibrosis, other respiratory tract infections, infections in children, bacterial urethritis, Helicobacter gastritis, eye infections, infections in pregnancy, and others. Targeting the bacteria responsible for CABP and other respiratory infections without causing major effects on the anaerobic Gram-negative intestinal microflora is a benefit of the macrolide class.

Macrolides, as a class, have been used broadly for treating respiratory and other infections in adults and children because of their excellent safety and efficacy profile. However, resistance to the older macrolides, like azithromycin (Zithromax, Z-Pak), is increasingly common, and is as high as 48% in the U.S. and 95% in some parts of Asia, leading to the use of potent respiratory fluoroquinolones such as levofloxacin and moxifloxacin, a current oral standard of care for CABP, which have broad spectrum activity and also are associated with unacceptable side effects for the CABP indication. A new macrolide which is active against resistant strains, while maintaining the safety of older macrolides, is needed. Solithromycin has the potency and spectrum to characterize it as a fourth generation macrolide. Solithromycin owes its potency to its unique chemical structure that interacts with the bacterial ribosomes in three regions while earlier generation macrolides bind in only one or two sites on the ribosome. Therefore, bacteria must mutate at three sites on the ribosome to become resistant to solithromycin. To date, we have seen no pneumococcal resistance to solithromycin in our clinical trials, and resistance was rare in our pre-clinical studies.

Macrolide use for serious infections has generally been replaced by fluoroquinolones, despite this class having a less desirable safety and tolerability profile than macrolides. A current oral standard of care for CABP is levofloxacin or moxifloxacin, which are fluoroquinolones. As with respiratory tract pathogens, gonococcus has become resistant to macrolides, including azithromycin, a widely used macrolide, and other classes of oral antibiotics. Solithromycin could be used in monotherapy to treat CABP and also gonorrhea, chlamydia and mycoplasma infections. We believe solithromycin, with its unique chemical structure, retains and improves on the beneficial features of macrolides and can overcome the shortcomings of existing therapies.

We have undertaken two pivotal Phase 3 trials for solithromycin to treat CABP. The first was a Phase 3 trial for oral solithromycin, which was designed based on FDA guidance documents and comments from the FDA, which we initiated in December 2012 and for which we announced positive topline results on January 5, 2015. In December 2013, we began the second Phase 3 trial to treat CABP with IV solithromycin progressing to oral solithromycin, for which we announced positive topline results on October 16, 2015. Based on the FDA draft guidelines and our discussions with the FDA, we believe that these two Phase 3 trials will be adequate to support our recently completed NDAs for oral and intravenous solithromycin to treat CABP. These trials were randomized, double-blinded studies using a respiratory fluoroquinolone, moxifloxacin (Avelox), for which we had to show non-inferiority for efficacy and acceptable safety and tolerability. Moxifloxacin was selected as the comparator because it is administered at the same dose, 400 mg once a day worldwide, while levofloxacin, the respiratory fluoroquinolone used in our Phase 2 trial, is used at 750 mg once daily in the U.S. and 500 mg twice daily in the rest of the world. Being a global study, the same dose was required to be used in our Phase 3 trials. Non-inferiority for efficacy means solithromycin had to prove it is statistically as effective as a comparator drug within a pre-defined margin.

On January 5, 2015, we announced positive topline results from our global, pivotal Phase 3 clinical trial of solithromycin oral capsules in the treatment of patients with CABP. In the intent-to-treat, or ITT, population (which was all randomized patients), solithromycin met the primary objective of statistical non-inferiority (10% non-inferiority margin) of the early clinical response at 72 (-12/+36) hours after initiation of therapy compared to moxifloxacin. Solithromycin also met the secondary objectives of non-inferiority in clinical success at the short term follow up, or SFU, visit, 5-10 days after the end of therapy, both in the ITT and clinically evaluable populations. The point estimates for the primary endpoint of early clinical response were 78.2% for solithromycin and 77.9% for moxifloxacin. The 95% confidence interval for the treatment difference had lower and upper bounds of -5.5% and 6.1%, respectively. The results were similar in the combined total patient population, however, initial sub-groups analysis by age, indicate that the difference in efficacy point estimates became larger with increases in patient age and favored solithromycin in the ITT early clinical response groups. The results for the secondary efficacy endpoints supported results from the primary endpoint.

This Phase 3 trial was an active-controlled, global, multi-center trial that enrolled 860 adult patients with moderate to moderately severe CABP (pneumonia of PORT Class II, III and IVa severity classification). Enrollment of PORT Class II pneumonia patients was limited to 50% of the study population. Patients were randomized to receive either oral solithromycin, as an 800 mg loading dose followed by 400 mg once daily for a total of five days, while oral moxifloxacin was dosed at 400 mg once daily for seven days. The primary objective was demonstration of non-inferiority of early clinical response at 72 (-12/+36) hours, as specified by FDA guidance, defined as having improvement in at least two of the following four symptoms (without worsening of any); cough, shortness of breath, chest pain and sputum production in the ITT population. The study was designed to provide 90% power to demonstrate non-inferiority in early clinical response rate for solithromycin versus moxifloxacin utilizing a 10% non-inferiority margin. Secondary endpoints included the clinical success rate at the short term follow up visit 5 to 10 days following the last dose of study drug in the ITT and clinically evaluable populations, the microbial ITT population, and a comparison of safety and tolerability of solithromycin compared to moxifloxacin.

In this clinical trial, serious adverse events, or SAEs, occurred with equal frequency in both arms (<7% of patients) and no SAEs were considered study drug related. The most frequently reported adverse events for solithromycin were headache (4.5%, versus 2.5% with moxifloxacin), diarrhea (4.2%, versus 6.5% with moxifloxacin), nausea (3.5%, versus 3.9% with moxifloxacin), emesis (2.4%, versus 2.3% with moxifloxacin) and dizziness (2.1%, versus 1.6% with moxifloxacin). No other treatment emergent adverse events occurred, in either arm, with 2.0% incidence or greater. C. difficile associated diarrhea was diagnosed in two patients, both of whom received moxifloxacin. Asymptomatic, reversible ALT elevation was observed in both treatment arms. Grade 3 ALT elevation (>3-8×the upper limit of normal [ULN]) occurred in 2.1% of moxifloxacin patients and 4.6% of solithromycin patients and Grade 4 ALT elevation (>8×ULN) occurred in 1.2% of moxifloxacin patients and 0.5% of solithromycin patients. No patient in either arm of the study had treatment-emergent concomitant ALT and bilirubin elevation meeting Hy’s Law criteria.

On October 16, 2015, we announced positive topline results from our global, pivotal Phase 3 clinical trial of IV solithromycin progressing to oral solithromycin in the treatment of adult patients with CABP. The trial enrolled globally 863 patients with moderate to moderately severe CABP (pneumonia of PORT Class II, III and IV severity classification). Enrollment of PORT Class II pneumonia patients was limited to 25% of the study population and 25% of the population were PORT IV patients. Patients were randomized to receive either intravenous solithromycin or moxifloxacin at a daily dose of 400 mg once each day for seven days with the ability for the physician to switch to oral solithromycin or oral moxifloxacin, when pre-defined switch criteria were met, to complete the seven-day course of therapy. When switching to oral solithromycin, the first day of the switch was a loading dose of 800 mg followed by a 400 mg dose once a day for the remainder of the seven day course. Patients randomized to moxifloxacin could be switched to 400 mg oral moxifloxacin once a day for the remainder of the seven-day course of treatment. The primary objective was demonstration of non-inferiority of early clinical response at 72 (-12/+36) hours, as specified by FDA guidance, defined as having improvement in at least two of the following four symptoms (without worsening of any) in the intention-to-treat, or ITT, population: cough, shortness of breath, chest pain and sputum production. The study was designed to provide 90% power to demonstrate non-inferiority in early clinical response rate for solithromycin versus moxifloxacin utilizing a 10% non-inferiority, or NI, margin. Secondary endpoints included the clinical success rate at the short term follow up visit five to 10 days following the last dose of study drug in the ITT and clinically evaluable populations, and a comparison of safety and tolerability of solithromycin compared to moxifloxacin. The pooled mITT population from both the oral and IV trials was also a co-primary endpoint for the oral Phase 3 trial and a secondary endpoint for the IV Phase 3 trial.

In the IV to oral clinical trial, solithromycin met all pre-defined endpoints for the FDA. In the ITT population (all randomized patients), solithromycin met the FDA primary objective of statistical NI (10% non-inferiority margin) compared to moxifloxacin at early clinical response (ECR, 72 [-12/+36]) hours after initiation of therapy). The point estimates for the primary endpoint of early clinical response were 79.3% for solithromycin and 79.7% for moxifloxacin. The 95% confidence interval for the treatment difference had lower and upper bounds of -6.1% and 5.2%, respectively.

Solithromycin also met the objective of statistical NI compared to moxifloxacin at ECR in the mITT population (those patients with an etiologic diagnosis of the cause of CABP) from the pooled data from both Phase 3 studies. The point estimates were 77.2% for solithromycin and 78.9% for moxifloxacin with lower and upper bounds of the 95% confidence interval for the treatment difference of -7.4% and 4.2%.

Solithromycin also met the secondary endpoint of NI compared to moxifloxacin in the mITT population at the ECR time point from the IV to oral trial alone. The point estimates for this endpoint were 80.3% for solithromycin and 79.1% for moxifloxacin with lower and upper bounds of the 95% confidence interval for the treatment difference of -8.1% and 10.6%.

Additional secondary endpoints evaluated solithromycin at the short-term follow-up visit (SFU) five to 10 days after therapy in both the ITT and clinically evaluable, or CE, populations. Clinical success rates as determined by investigators at the SFU visit were high for both the solithromycin and moxifloxacin groups in the ITT population with point estimates of 84.6% and 88.6%, respectively. Clinical success rates were also high in the CE-SFU population for both the solithromycin and moxifloxacin groups, with point estimates of 86.4% and 92.8%, respectively. This CE outcome was skewed in favor of moxifloxacin by a blinded drug distribution delay which led to discontinuation of study drug, not related to safety or efficacy, in solithromycin patients only. Censoring these five patients, all of which fell on the solithromycin side, results in point estimates for CE population success at the SFU visit of 87.6% for solithromycin patients.

The primary endpoint for the EMA was NI in the ITT-SFU and the CE-SFU populations limited to patients with PORT III/IV CABP at the SFU time point assessment of clinical success. Solithromycin was non-inferior to moxifloxacin in the ITT-SFU population. Also, solithromycin would be NI to moxifloxacin in the CE-SFU population, after censoring those patients from the CE population who had early discontinuation of blinded study drug due to drug distributions issues.

In the IV to oral solithromycin clinical trial, serious adverse events, or SAEs, occurred with comparable frequency in both arms (<7% of patients) and only three SAEs (two solithromycin, one moxifloxacin) were considered study drug related, all of which were allergic reactions and occurred during the first IV dose. The mean (median) duration of IV therapy was similar between treatment arms, with 3.7 days (3 days) for solithromycin recipients and 4.0 days (3 days) for moxifloxacin recipients, with comparable numbers of patients receiving 7 days of IV study drug in both study groups (22.0% solithromycin, 25.6% moxifloxacin). The most frequently reported adverse events for solithromycin were infusion-related events, a well-known class effect of intravenous macrolide antibiotics, which occurred in 31.3% of solithromycin recipients and 5.4% of moxifloxacin recipients, the majority (over 80%) of which were mild and well tolerated. Study discontinuation due to infusion-related events occurred in 10 patients who received solithromycin and one patient who received moxifloxacin. Non-infusion related adverse events leading to study drug discontinuation occurred in 3.5% of solithromycin patients and 3.8% of moxifloxacin patients. Cardiac adverse events and allergic adverse events were the most common reasons for discontinuation of moxifloxacin.

Non-infusion related adverse events occurred with similar frequency between treatment arms (34.5%, versus 32.9% with moxifloxacin), with the most frequently reported being diarrhea (4.4%, versus 5.9% with moxifloxacin), headache (3.5%, versus 4.2% with moxifloxacin), nausea (3.2%, versus 1.6% with moxifloxacin), hypokalemia (2.5%, versus 2.1% with moxifloxacin), dizziness (2.5%, versus 1.2% with moxifloxacin), insomnia (2.1%, versus 1.2% with moxifloxacin), and hypertension (1.4% versus 2.3% with moxifloxacin). No other treatment-emergent adverse events occurred, in either arm, with 2.0% incidence or greater. C. difficile-associated diarrhea was diagnosed in one moxifloxacin recipient. Asymptomatic, reversible ALT elevation, a well-known class effect of macrolides, was observed in both treatment arms. Grade 3 ALT elevation (>3-8×ULN) occurred in 3.4% of moxifloxacin patients and 8.2% of solithromycin patients and Grade 4 ALT elevation (>8×ULN) occurred in 0.5% of moxifloxacin patients and 0.7% of solithromycin patients. The ALT elevations observed on the solithromycin arm generally peaked at Day 4 and declined with continued dosing through Day 7. One patient who received moxifloxacin had treatment-emergent concomitant ALT and bilirubin elevation meeting Hy’s Law criteria. One solithromycin patient met Hy’s Law criteria at baseline prior to exposure to solithromycin, but improved over the 7-day course of treatment. There were no concomitant ALT and bilirubin increases related to solithromycin administration and therefore no patient met Hy’s Law criteria post-baseline.

While we observed data from our earlier Phase 1 clinical studies indicating that solithromycin may increase heart rates in healthy volunteers, this was not observed in the oral Phase 3 trial. Instead, for patients presenting with CABP (typically, with some combination of older age, fever, hypoxia, anemia and anxiety), the central tendency for heart rate response in solithromycin recipients is a decline over time coinciding with clinical improvement in cardiopulmonary status on therapy. In the oral Phase 3 trial, mean heart rate declined by 9, 8 and 12.7 beats per minute, or bpm, among solithromycin recipients at Days 2, 4, and 5 of therapy, versus mean declines of 13.9, 14, and 20 bpm among moxifloxacin recipients. In the IV to oral Phase 3 trial, with most patients treated as inpatients, a larger and more robust set of heart rate data were captured. The mean heart rate declines were nearly identical (less than 2 bpm) between treatment arms, declining by 5.5, 8.3, 10.6, 11.5, 12.7 bpm among solithromycin recipients at Day 1 (4 hours post-infusion), Day 2, Day 3, Day 4, and Day 7 (+2 days), versus mean declines of 5.7, 8.3, 11.1, 13.3, 14.5 bpm among moxifloxacin recipients.

Solithromycin’s spectrum of activity includes most of the pathogens involved in CABP and has demonstrated potent activity in vitro and in animal models of infection, in our Phase 2 trial with oral solithromycin to treat CABP as a monotherapy, our Phase 3 trial for oral solithromycin as a treatment for CABP, and our Phase 3 trial to treat CABP with IV solithromycin progressing to oral solithromycin. Solithromycin is intended for both intravenous and oral administration, to allow patients started on IV therapy to be switched to oral therapy when appropriate, which could lead to earlier discharge from the hospital. The FDA has designated both oral and intravenous solithromycin as QIDPs for the indication of CABP. The QIDP designations are expected to enable us to benefit from certain incentives for the development of new antibiotics, including priority review, and a five-year extension of NCE exclusivity.

The second indication we are pursuing for solithromycin is uncomplicated urethritis, or gonorrhea. We expect to submit the results of this study in a supplemental NDA after FDA approval for CABP, should it be received. Given the high prevalence of gonorrhea in this country and increasing resistance of the pathogen to recommended antibiotics, the FDA has designated oral solithromycin as a QIDP for the treatment of uncomplicated gonococcal infections. The current standard of treatment for bacterial urethritis/gonorrhea requires combination therapy including both an intramuscular injection of ceftriaxone and oral azithromycin (1000 mg). There is no oral formulation of ceftriaxone. Gonococcal resistance to azithromycin is now too high to allow it to be used in monotherapy for the oral treatment of gonorrhea. Until recently, oral cefixime (Suprax) had been recommended as an alternative for treatment of patients as well as for treatment of their potentially infected partners. However, as of August 2012, the Centers for Disease Control, or CDC, no longer recommends cefixime for the treatment of gonorrhea, which leaves no oral treatment option. In our Phase 2 open-label study completed in 2013 in men and women with suspected gonococcal infection, microbiological eradication of gonococci was achieved in 100% of all evaluable patients at all body sites. In August of 2014, we initiated a Phase 3 clinical trial, called Solitaire-U, of a single 1000 mg dose of oral solithromycin in patients with uncomplicated gonorrhea and chlamydia infections compared with intramuscular ceftriaxone plus oral azithromycin. We recently completed our original planned 250 evaluable patient enrollment, with patients from two sites in Australia and one in the U.S. The majority of enrolled patients were men who have sex with men. In December 2015, the National Institute of Allergy and Infectious Disease, or NIAID, agreed to fund an expansion of the trial to include 60 women and children under a cooperative research and development agreement, or CRADA, in order to achieve greater balance in the study population. A protocol amendment has been submitted to the FDA which allows for enrollment of these additional patients and we expect enrollment of the additional patients to begin in the first half of 2016 and continue into 2017. We believe this expansion is favorable and could allow us to have a broad label for men, women and adolescent children. Since patent term extension is granted upon approval of the first indication and the commercial potential of solithromycin for CABP is expected to be significantly larger than gonorrhea, we intend to seek approval for gonorrhea only after solithromycin is approved for CABP.

In May 2013, we entered into an agreement with the Biomedical Advanced Research Development Authority of the U.S. Department of Health and Human Services, or BARDA, for the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia. BARDA is funding the development of solithromycin suspension formulation for pediatric use in CABP. This is the first new antibiotic being developed as a suspension for pediatric use for respiratory tract infections in over 20 years. We have tested safety and pharmacokinetic evaluations have been completed in adolescent children with oral capsules in a Phase 1a trial. We are currently testing oral capsules, IV, and oral suspension in 64-96 pediatric patients ranging from newborns to 17 years old with suspected or confirmed bacterial infections in a Phase 1b trial. The Phase 1b trial is open-label and the primary endpoint will be to determine safety and pharmacokinetics in the pediatric population. As cohorts are completed in the Phase 1b trial, the Phase 2/3 trial can be initiated in the age group and formation where the testing has been completed. We have finalized the Phase 2/3 protocol for the pivotal global pediatric study that is expected to begin in the first half of 2016. The pediatric study plan to obtain regulatory approval was submitted and accepted by the FDA and a pediatric investigation plan has been accepted by the EMA. There is an urgent need for a new oral and intravenous antibiotic for use in pediatric infections. Ongoing with this program, and included in the BARDA funding, is the optimization of the commercial pediatric suspension product.

BARDA also funded studies in non-human primates to test the efficacy of solithromycin in treating bioterror pathogens such as tularemia and anthrax. Successful pilot studies were conducted in 2014 with inhalation exposure in non-human primates in which it was demonstrated that solithromycin was effective in treating both of these infections.

Infections in pregnancy are difficult to treat because of the nature of the infecting pathogens, such as Group B beta hemolytic streptococci and Ureaplasma and the safety required to treat infections in this delicate patient population. These infections can cause neonatal sepsis and also preterm birth. All pregnant women are screened for Group B beta hemolytic streptococci infections and, if not penicillin-allergic, can be treated with penicillin successfully. In penicillin-allergic patients there is no viable option today because of resistance to azithromycin. In patients infected with Ureaplasma, penicillin is not effective and azithromycin has been the drug of choice. Recently resistance to azithromycin has increased and there is no optimal treatment option for these infections. In addition, drugs that penetrate the amniotic fluid and placenta in sufficient levels are important to fight infection and azithromycin does not penetrate well into the fetus or the amniotic fluid, which decreases its efficacy in treating the infection. Consequently, there is a need for a safe and effective antibiotic that can be administered maternally but reach effective concentrations in fetal blood so that the infection at these sites can be effectively treated. Therefore, pregnant women could be an additional patient population for solithromycin. BARDA funded the Segment III toxicology study that was completed successfully and these results could allow solithromycin to be tested in pregnancy.

We have global rights (other than the Association of South East Asian Nations, or ASEAN, countries, which are Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar (Burma), the Philippines, Singapore, Thailand and Vietnam) to solithromycin. We have licensed solithromycin to Toyama Chemical Co., Ltd., or Toyama, for development and commercialization in Japan while retaining the rights to the rest of the world. Toyama successfully completed a Phase 1 trial in healthy Japanese volunteers and also a Phase 1 trial to measure solithromycin levels in the upper respiratory tract. Toyama is enrolling patients in a Phase 2 trial in CABP after having met with the Japanese regulators in August 2014. Toyama and we are sharing the results of our respective development activities.

Overview of Taksta

Taksta is an antibiotic that we are developing exclusively in the U.S. for ABSSSI and we are exploring its use for the long-term oral treatment for refractory bone and joint infections, including prosthetic joint infections as well as skin and skin structure infections which are frequently caused by staphylococci, including S. aureus, MRSA, coagulase negative staphylococci and other Gram-positive bacteria. Taksta is a novel and proprietary dosing regimen of fusidic acid, which is an approved antibiotic that has been sold by Leo Laboratories, Ltd. primarily for staphylococcal infections, including skin, soft tissue and bone infections, for several decades in Europe and other locations outside the U.S. and has a long-established safety and efficacy profile. Fusidic acid, however, has never been approved for use in the U.S.

We believe Taksta has the potential to be used in hospital and community settings on both a short-term and chronic basis. Since bone and joint infections are primarily treated with a combination of IV and oral drugs, we believe that Taksta would enable out-patient treatment of many patients who would otherwise require hospitalization and/or intravenous therapy, which we also believe would provide pharmacoeconomic advantages, be well received by doctors and be more convenient for patients.

In May 2013, we were issued a patent for our proprietary dosing regimen which has been shown with pharmacodynamics experiments to limit resistance development. Further, fusidic acid is eligible for market exclusivity under the Drug Price Competition and Patent Term Restoration Act, also known as the Hatch-Waxman Act. In October 2013, the FDA designated Taksta as an orphan drug for the treatment of prosthetic joint infections, which will provide seven years of market exclusivity if Taksta is approved by the FDA for such treatment. We will work to have orphan drug designation granted for Taksta for refractory bone and joint infections, which would provide the same additional two years of market exclusivity if Taksta is approved by the FDA for such treatment. In December 2013, PJI was classified as a very rare disease by the NIH.

In 2010, we successfully completed a Phase 2 clinical trial with Taksta in ABSSSI patients. In this trial, the Taksta loading dose regimen demonstrated efficacy, safety and tolerability that was comparable to linezolid, a leading FDA-approved oral treatment for MRSA. Like ABSSSI, bone and joint infections, including prosthetic joint infections, are often caused by staphylococci, including MRSA. In December 2012, we initiated a Phase 2 trial of Taksta for treatment of primarily staphylococcal infections of infected prosthetic joint infections, hip and knee joints. Based on the results of the 14 patients enrolled in this study, we concluded that the fusidic acid in combination with rifampin was generally comparable to intravenous standard of care antibiotics.

In December 2014, we met with the FDA to review the study design and dosing of the pivotal Phase 3 trial in PJI patients who have failed in therapy and cannot tolerate another surgery. Based on that meeting and subsequent discussions with the FDA, our plan involves testing Taksta for long-term suppressive therapy of refractory bone and joint infections, including PJI, in a single arm trial. Also based on FDA discussions, we plan to conduct a Phase 3 trial for the treatment of ABSSSI. The ABSSSI trial was initiated in November 2015 and the refractory bone and joint study began in early 2016. At the completion of the ABSSSI trial and the refractory bone and joint infection study, we will discuss with the FDA to determine if we have adequate data to support approval for both indications or if a second ABSSSI study is needed. The need for additional trials may be negated if Congress passes the 21st Century Cures Act, which contains a limited population antibacterial drug approval pathway designed to streamline the approval process for approval of rare diseases.

Our earlier stage pipeline programs

Our earlier stage programs include developing other uses for solithromycin and Taksta, as well as the development of analogs from our macrolide platform for non-infectious disease programs.

Solithromycin.    We are evaluating the effects of solithromycin in a proof-of-principle study in patients with NASH. NASH is a progressive form of non-alcoholic fatty liver disease, or NAFLD, where accumulation of excessive fat (steatosis) coexists with liver cell injury, inflammation and fibrosis, which eventually leads to cirrhosis and hepatocellular carcinoma. To date, no single therapy has been approved for treating NAFLD/NASH. Solithromycin is well tolerated in patients with mild to severe hepatic impairment and no significant differences in safety, compared to healthy controls, are noted. Solithromycin has been demonstrated to have potent anti-inflammatory properties in addition to its antibacterial properties; as a result, we evaluated solithromycin in a diabetic mouse model of NASH-HCC to investigate its potential effects on this liver disease, and in the study solithromycin demonstrated potential anti-NASH and anti-hyperglycemic effects. In September 2015, we initiated an exploratory single arm Phase 2 trial for solithromycin to explore the effects of treating patients with NASH for which we expect to complete enrollment by the end of 2016.

Older macrolides, because of their anti-inflammatory properties, are used to treat COPD to lower the dose of steroids. Solithromycin has demonstrated anti-inflammatory properties and in September 2015, we initiated a Phase 2 trial in COPD patients to test its anti-inflammatory capabilities for which we expect to complete enrollment by the end of 2016.

In the future we may pursue secondary indications for solithromycin to treat other infections in cystic fibrosis patients, Helicobacter gastritis, malaria, tuberculosis, and eye infections. An ophthalmic solution has been made that we are currently testing in in vitro and animal models. Solithromycin has also been demonstrated to have in vitro activity against enterococci, including vancomycin-resistant enterococci.

Other Research Programs.    Shortly after our inception, we entered into a collaborative research and development and license agreement with Optimer Pharmaceuticals, Inc., or Optimer, which was acquired by Cubist Pharmaceuticals, Inc. in October 2013, which was in turn acquired by Merck in January 2015. The license agreement gives us exclusive access to a library of over 500 macrolide compounds, which we have further expanded through our own discovery efforts. Macrolides are complex structures which can be chemically modified to eliminate their antibacterial activities. We have developed our own proprietary macrolide compounds which we intend to use to develop drugs with no antibiotic effect and replace use of older macrolides in inflammatory conditions and other indications such as diabetic gastroparesis. Several compounds have been identified through our screening programs that could potentially address therapeutic needs in the areas of inflammation, diabetic gastroparesis and cancer.

We are conducting early drug discovery studies for the use of macrolides in treating diabetic gastroparesis, which is related to a lack of neural response in the gastrointestinal tract of diabetic patients, and gastroesophageal reflux disease, or GERD, both likely to be helped by addressing motilin function. Motilin is a naturally occurring peptide that causes the stomach to contract to initiate the migratory motor complex that empties the stomach. Erythromycin and related antibiotics have known activity as motilin agonists. Through our discovery program, we have identified compounds that are active in the motilin receptor binding assay, as well as in rabbit duodenal strip contraction assays. These compounds are being optimized chemically for pharmacokinetic properties and oral bioavailability.

The limitations associated with antibiotics

The widespread use of antibiotics has led to development of resistant strains of bacteria, which limits the effectiveness of existing drugs. This led the World Health Organization to state in 2010 that antibiotic resistance is one of the three greatest threats to human health. The CDC estimates that more than 70% of U.S. hospital infections are resistant to at least one of the antibiotics most commonly used to treat them. The CDC also estimates that each year more than 2,000,000 people are sickened with antibiotic-resistant infections, with at least 23,000 dying as a result. Antibiotic-resistant infections also increase the costs to the U.S. healthcare system.

Antibiotic resistance is primarily caused by genetic mutations in bacteria selected by exposure to antibiotics where the drug does not kill all of the bacteria. In addition to mutated bacteria being resistant to the drug used for treatment, many bacterial strains can also be cross-resistant, meaning that the use of a particular treatment to address one kind of bacteria can result in resistance to other kinds of bacteria as well as to other antibiotics. As a result, the effectiveness of many antibiotics has declined, limiting physicians’ options to treat serious infections and creating a global health issue. For example, it is estimated that in the U.S. approximately 44% of pneumococci, the primary pathogen involved in respiratory tract infections, are resistant to azithromycin and other macrolides commonly used to treat them. In addition, no new antibiotic has been developed for pediatric use in over 20 years and this population also is showing growing resistance to currently available antibiotics. Resistance also is growing to antibiotics currently used to treat infections in pregnant women. Antibiotic resistance has a significant impact on mortality and morbidity and contributes heavily to health care system costs worldwide.

In addition to resistance issues, current antibiotic therapies also have other limitations, including serious side effects. These side effects may include: severe allergic reaction, decreased blood pressure, nausea and vomiting, suppression of platelets, pain and inflammation at the site of injection, muscle, renal and oto toxicities, optic and peripheral neuropathies and headaches. Some of these side effects may be significant enough to require that therapy be discontinued or not used. As a result, some treatments require clinicians to closely monitor patients’ blood levels and other parameters, increasing the expense and inconvenience of treatment.

Further, many of the existing antibiotics used to treat serious infections are difficult or inconvenient to administer. Many drugs are given twice daily for seven to 14 days or more and patients can be hospitalized for much or all of this period or require in-home IV therapy. While IV treatment can deliver the drug more rapidly and in a larger dose than is possible orally, once a patient is stabilized, a switch to oral treatment allows for more convenient and cost-effective out-patient treatment. We believe that there is a need for new antibiotics that have improved potency and pharmacokinetics, effectiveness against resistant bacterial strains, improved side effect profiles and more flexible administration formulations.

Recognizing the seriousness of growing antibiotic resistance, in July 2012, Congress passed the GAIN Act to provide economic incentives to promote the development of antibiotics designed to treat specific qualified infections disease pathogens identified by the FDA. Among the pathogens that the FDA has identified as qualified infectious disease pathogens are MRSA, vancomycin-resistant Staphylococcus aureus and vancomycin-resistant Enterococcus. The incentives will be granted for an antibiotic that is designated by the FDA as a qualified infectious disease product, or QIDP. QIDP designation provides certain incentives for the development of new antibiotics, including priority review, and a five year extension of new chemical entity exclusivity. Pursuant to the GAIN Act, in 2013, the FDA designated each of the oral and IV formulations of solithromycin as a QIDP for the indication of CABP, which was designated a qualified infectious disease pathogen by the FDA in 2013. In 2014, the FDA designated oral solithromycin as a QIDP for the treatment of uncomplicated gonococcal infections, which were designated as a qualified infectious disease pathogen by the FDA in 2014.

Recent developments

On January 29, 2016, we entered into an Option and License Agreement with Macrolide Pharmaceuticals, Inc., or MP, pursuant to which MP granted us an exclusive option to license certain of MP’s patents and know-how involving macrolides, including specifically novel methods of synthesizing solithromycin (the “Compound”). Under the agreement, we will support research at MP focused on developing a novel, cost-competitive manufacturing approach to solithromycin. The option will run until the later to occur of (i) the earlier of (a) the date that we first obtain FDA approval for any product incorporating the Compound as an active pharmaceutical ingredient, or API, or (b) January 27, 2019, or (ii) the date that is six months after the earlier of (a) MP’s satisfaction of certain milestones, or (b) our termination of MP’s obligations under the evaluation program. Under the evaluation program called for in the agreement, MP will conduct research activities for the manufacture of the Compound, which activities we will evaluate to determine whether to exercise the option to license.

If the method of synthetization is successful, we expect to shift production of solithromycin to the new synthetic process, which could provide manufacturing and supplier flexibility by reducing dependence upon fermentation-derived starting materials for solithromycin.

Upon execution of the agreement, we paid MP a non-refundable, non-creditable initial license fee of $375,000. For conducting the evaluation program, we will pay MP a non-refundable, non-creditable fee in the aggregate amount of $375,000 within five business days of entry into the agreement. In addition, we will pay MP the expected reasonable, documented, direct compensation-related costs of employees and advisors necessary to conduct MP’s portion of the evaluation program in the aggregate amount of $1.5 million, which we will pay in 18 equal consecutive non-refundable, non-creditable monthly installments of $83,333, beginning with the first monthly anniversary of entry into the agreement. Further, we will pay MP up to an aggregate of $1.0 million upon the satisfaction of certain performance milestones.

If we exercise the option, the license will be exclusive and worldwide (other than Association of Southeast Asian Nations) and for any and all uses in human and non-human animals, and with the right to sublicense. We may, in our discretion, exercise the option for a reduced portion of the territory and, if we have elected a reduction the territory, may increase as we wish within the territory, and as many times as we wish, provided such increase is made within 60 months of our exercise of the option.

If we exercise the option, we will pay MP a non-refundable, non-creditable license fee of $1.0 million, of which $500,000 will be paid within 15 business days of exercise, and $500,000 will be paid in the form of “deemed royalty” payments (up to such amount) equal to a fraction of a percent of net sales of licensed products. We will pay tiered royalties of a fraction of a percent on designated levels of annual net sales of license products. Further, we will pay a non-refundable, non-creditable additional royalty equal to a fraction of a percent on the net sales of licensed products of a designated amount sold by us, our sublicensees, and product partners, but the royalty will not exceed $1.0 million in the aggregate. Royalties will be paid on a country-by-country basis and product-by-product basis until the date on which there are no valid claims of any licensed MP patent covering a product in the applicable country.

If we exercise the option, the agreement’s term will run on a country by country and product by product basis until the date on which there are no valid claims in the licensed MP patents covering a particular product in a particular country.

Until the earlier of the expiration of the agreement in all countries of the world or the termination of the agreement in its entirety, MP may not, and may not enter into any agreement with any third party to, manufacture, have manufactured, use, sell, market, distribute, or import the Compound; grant any third party any rights under any licensed MP technology to manufacture, sell, market, distribute, or import the Compound; enable any third party, directly or indirectly, to manufacture the Compound; or grant any third party any rights under any licensed MP technology, or enable any third party directly or indirectly, to manufacture, sell, market, distribute or import any derivative of the Compound if MP knows that such derivative is being or will be used by or on behalf of such third party to manufacture, sell, or otherwise commercialize the Compound.

Corporate information

We were formed as Cempra Holdings, LLC, a limited liability company under the laws of the State of Delaware, on May 16, 2008. Cempra Holdings, LLC was formed in connection with a reorganization whereby the stockholders of Cempra Pharmaceuticals, Inc., a corporation formed under the laws of the State of Delaware on November 18, 2005, exchanged their shares of Cempra Pharmaceuticals, Inc. stock for shares of Cempra Holdings, LLC, pursuant to a merger of a subsidiary of Cempra Holdings, LLC with and into Cempra Pharmaceuticals, Inc., as a result of which Cempra Pharmaceuticals, Inc. became a wholly owned subsidiary of Cempra Holdings, LLC.

On February 2, 2012, Cempra Holdings, LLC converted from a Delaware limited liability company to a Delaware corporation and was renamed Cempra, Inc. As a result of the corporate conversion, the holders of common shares of Cempra Holdings, LLC became holders of shares of common stock of Cempra, Inc. and the holders of preferred shares of Cempra Holdings, LLC became holders of shares of common stock of Cempra, Inc. Holders of options to purchase common shares of Cempra Holdings, LLC became holders of options to purchase shares of common stock of Cempra, Inc. Holders of notes convertible into preferred shares of Cempra Holdings, LLC and associated warrants exercisable for preferred shares of Cempra Holdings, LLC became holders of shares of common stock and warrants to purchase shares of common stock of Cempra, Inc.

We have two subsidiaries, Cempra Pharmaceuticals, Inc. and CEM-102 Pharmaceuticals, Inc. Other than cash and the stock in these subsidiaries, Cempra, Inc. holds no material assets.

Our primary executive offices are located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517-8149, and our telephone number is (919) 313-6601. Our website address is http://www.cempra.com. The information contained in, or that can be accessed through, our website is not part of this report.

OFFERING

Common stock offered by us	Shares having an aggregate offering price of up to $150.0 million.

Common stock to be outstanding after this offering	Up to 57,509,951 shares, assuming sales at a price of $16.10 per share, which was the closing price on The NASDAQ Global Market on May 4, 2016. Actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At the market offering” that may be made from time to time through our sales agent, Cowen and Company, LLC. See “Plan of Distribution” on page S-18.

Use of Proceeds	We intend to use the net proceeds from this offering, if any, for general corporate purposes, including preparing for the launch of solithromycin as a treatment for CABP, ongoing and future clinical trials, research and development expenses and general and administrative expenses. See “Use of Proceeds” on page S-16.

NASDAQ Global Market Symbol	“CEMP”

Risk Factors	Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page S-13 of this prospectus supplement, the section captioned “Risk Factors” in the accompanying prospectus, the section captioned “Item 1A—Risk Factors” in our most recently filed annual report on Form 10-K, which is incorporated by reference into this prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 48,193,181 shares outstanding as of March 31, 2016. The number of shares outstanding as of March 31, 2016, as used throughout this prospectus supplement, unless otherwise indicated, excludes:

■	490,235 shares of common stock issuable upon the exercise of outstanding options under our Sixth Amended and Restated 2006 Stock Plan;

■	3,001,496 shares of common stock issuable upon the exercise of outstanding options under our 2011 Equity Incentive Plan;

■	3,302,262 shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan; and

■	94,912 shares of common stock issuable upon the exercise of warrants issued in August 2011, having an exercise price of $6.00 per share.

RISK FACTORS

Investing in our common stock involves risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and discussed under the section entitled “Risk Factors” beginning on page 5 of the accompanying prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Additional risks related to this offering

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 9,316,770 shares of our common stock are sold during the term of the sales agreement with Cowen at a price of $16.10 per share, the last reported sale price of our common stock on The NASDAQ Global Market on May 4, 2016, for aggregate gross proceeds of $150.0 million, after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of $10.36 per share, representing the difference between our as-adjusted net tangible book value per share as of March 31, 2016, after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

We will need significant additional funds to complete the development and commercialization of solithromycin and Taksta, especially the planned commercial launch of solithromycin for the treatment of CABP. In order to raise additional capital, we plan to offer in the future additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will be limited to the value of their stock.

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

Our stock began trading on The NASDAQ Global Market on February 3, 2012. Between that date and May 4, 2016, it has traded between $5.26 and $46.99. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

■	any delay in enrollment of our ongoing Phase 3 clinical trial for solithromycin for gonorrhea or our ongoing Phase 3 clinical trial for Taksta in ABSSSI;

■	adverse results or delays in clinical trials;

■	any adverse development or perceived adverse development with respect to the FDA’s review of our recently submitted NDAs for solithromycin including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

■	any delay in filing our planned NDA for Taksta and any adverse development or perceived adverse development with respect to the FDA’s review of that NDA including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

■	changes in laws or regulations applicable to our products or product candidates, including but not limited to clinical trial requirements for approvals;

■	unanticipated serious safety concerns related to the use of solithromycin, Taksta or any of our other product candidates;

■	a decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

■	the inability to obtain adequate product supply for solithromycin, Taksta or any other approved drug product, or the inability to do so at acceptable prices;

■	developments concerning our sources of manufacturing supply and any commercialization partners;

■	adverse regulatory decisions;

■	the introduction of new products or technologies offered by us or our competitors;

■	the effectiveness of our or our potential partners’ commercialization efforts;

■	the inability to effectively manage our growth;

■	our cash position and investor concerns about our need for additional financing as well as our ability to raise capital and the timing and dilutive impact of any future financing transactions;

■	actual or anticipated variations in quarterly operating results;

■	the failure to meet or exceed the estimates and projections of the investment community;

■	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

■	the overall performance of the U.S. equity markets and general political and economic conditions;

■	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

■	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

■	additions or departures of key scientific or management personnel;

■	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

■	sales of our common stock by our stockholders in the future;

■	significant lawsuits, including patent or stockholder litigation;

■	changes in the market valuations of similar companies;

■	the trading volume of our common stock;

■	effects of natural or man-made catastrophic events or other business interruptions; and

■	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and The NASDAQ Global Market and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated herein and therein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to: the costs, sources of funding, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic partners; the results of studies of our product candidates conducted by others; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product that receives regulatory approval; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our and our strategic partners’ ability to obtain necessary FDA and foreign regulatory approval of our product candidates; our dependence on the success of solithromycin and Taksta; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. Please also see the discussion of risks and uncertainties under “Risk factors” beginning on page S-13 of this prospectus supplement and page 5 of the accompanying prospectus, and in our most recent Annual Report on Form 10-K, as filed with the SEC and which is incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement or the accompanying prospectus or in any document incorporated herein or therein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference herein or therein. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering, if any, for preparing for the commercial launch of solithromycin as a treatment for CABP, ongoing and future clinical trials, research and development expenses, and general and administrative expenses.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our commercialization efforts, research and development efforts, the timing and progress of any collaborative or strategic partnering efforts, and the competitive environment for our planned products. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

DILUTION

Our net tangible book value as of March 31, 2016 was approximately $184.6 million, or $3.83 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the full $150.0 million of common stock that may be offered in this offering at an assumed offering price of $16.10 per share, which was the closing price of our common stock on The NASDAQ Global Market on May 4, 2016, and after deducting estimated offering commissions and expenses payable by us, our as-adjusted net tangible book value as of March 31, 2016 would have been approximately $329.9 million, or $5.74 per share of common stock. This represents an immediate increase in the net tangible book value of $1.91 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $10.36 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share	$16.10
Net tangible book value per share as of March 31, 2016	$3.83
Increase in net tangible book value per share attributable to this offering	$1.91
As adjusted net tangible book value per share as of March 31, 2016, after giving effect to this offering	$5.74
Dilution per share to new investors purchasing shares in this offering	$10.36

The table above assumes for illustrative purposes that an aggregate of 9,316,770 shares of our common stock are sold at a price of $16.10 per share, the last reported sale price of our common stock on The NASDAQ Global Market on May 4, 2016, for aggregate gross proceeds of approximately $150.0 million. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $2.00 per share in the price at which the shares are sold from the assumed offering price of $18.10 per share shown in the table above would increase our adjusted net tangible book value per share after the offering to $5.84 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $12.26 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $2.00 per share in the price at which the shares are sold from the assumed offering price of $14.10 per share shown in the table above would decrease our adjusted net tangible book value per share after the offering to $5.61 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $8.49 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that any outstanding options or warrants are exercised, new options are issued under our 2011 Equity Incentive Plan or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

MARKET FOR COMMON STOCK

Our common stock has been listed on The NASDAQ Global Market under the symbol “CEMP” since our initial public offering in February 2012. The following table sets forth, for the periods indicated, the high and low intraday sales prices of our common stock as reported by The NASDAQ Global Market:

	2014
	High	Low
First Quarter	$15.39	$10.60
Second Quarter	12.00	8.50
Third Quarter	11.60	8.55
Fourth Quarter	24.71	10.86

	2015
	High	Low
First Quarter	$41.63	$21.52
Second Quarter	39.68	31.15
Third Quarter	46.99	24.00
Fourth Quarter	34.79	15.43

	2016
	High	Low
First Quarter	$30.20	$14.03
Second Quarter (through May 5, 2016)	19.77	15.31

On May 4, 2016, the closing price for the common stock as reported on The NASDAQ Global Market was $16.10.

As of May 4, 2016, there were approximately 25 stockholders of record, which excludes stockholders whose shares were held in nominee or street name by brokers. We believe that, when our record holders and stockholders whose shares were held in nominee or street name by brokers are combined, we have in excess of 11,700 stockholders.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, under which we may issue and sell from time to time up to $150.0 million of our common stock through Cowen as our sales agent. Sales of the common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including sales made directly on The NASDAQ Global Market and any other trading market for the common stock, and sales to or through a market maker other than on an exchange. In addition, with our prior written consent, Cowen may also sell our common stock in negotiated transactions.

Cowen will offer the common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or Cowen may suspend the offering of the common stock being made through Cowen under the sales agreement upon proper notice to the other party. We and Cowen each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent will be 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on The NASDAQ Global Market as applicable, each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the gross sales price per share, the net proceeds to us and the compensation payable by us to Cowen.

We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of the common stock on our behalf, Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed, under certain circumstances, to reimburse a portion of the expenses of Cowen in connection with this offering up to a maximum of $50,000. As sales agent, Cowen will not engage in any transactions that stabilize our common stock.

We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $200,000.

LEGAL MATTERS

Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, will pass upon the validity of the common stock offered by this prospectus. Cowen and Company, LLC is being represented in connection with this offering by Duane Morris LLP, Newark, New Jersey.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. The documents we are incorporating by reference are:

■	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016;

■	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 2, 2016;

■	our Current Reports on Form 8-K filed with the SEC on January 5, 2016 (multiple filings, excluding Form 8-K to report Item 7.01 information), January 7, 2016, January 21, 2016, February 4, 2016, March 4, 2016, May 2, 2016 (Item 8.01 and Exhibit 99.2 only), and May 6, 2016;

■	our definitive proxy statement on Schedule 14A, filed with the SEC on April 6, 2016; and

■	the description of our common stock contained in our registration statement on Form 8-A (File No. 333-177261) filed with the SEC on January 24, 2012, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

The information relating to us contained in this prospectus supplement should be read together with the information in the accompanying prospectus and the documents incorporated herein and therein by reference.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. All requests should be made to: Cempra, Inc., 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC, 27517, attention: Shane Barton, or by telephone request to (919) 313-6601. You should rely only on the information incorporated by reference or provided in the accompanying prospectus in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in the accompanying prospectus, this prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of the accompanying prospectus, this prospectus supplement or those documents.

Prospectus

Indeterminate Amount of

Common Stock,

Preferred Stock,

Warrants,

Debt Securities and/or

Units

From time to time, we may offer any combination of the securities described in this prospectus, either individually or in units, in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. We will specify in any accompanying prospectus supplement the terms of any offering. You should read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest in any securities. This prospectus may not be used by us to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock trades on The NASDAQ Global Market under the trading symbol “CEMP.” On May 6, 2015, the last reported sale price of our common stock was $32.46 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

We currently qualify as an “emerging growth company,” as that term is defined in the Jumpstart our Business Startups Act.

You should carefully read this prospectus, the prospectus supplement relating to any specific offering of securities and all information incorporated by reference herein and therein.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, of an indeterminate amount. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein or therein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.

To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement.

Unless the context otherwise requires, “Cempra,” the “company,” “we,” “us,” “our” and similar names refer to Cempra, Inc.

Cempra™ is our trade name, the Cempra logo is our trademark and Taksta® is our registered trademark. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

OUR COMPANY

Overview

We are a clinical-stage pharmaceutical company focused on developing differentiated antibiotics for the acute care and community settings to meet critical medical needs in the treatment of bacterial infectious diseases, particularly respiratory tract infections and chronic staphylococcal infections. Our goal is to develop antibiotics with broad therapeutic potential and the right spectrum of activity to target pathogenic bacteria in adults and children. Broad therapeutic potential means addressing several disease indications. The right spectrum of activity means that, in addition to having activity against bacteria that have become resistant to many currently available antibiotics, the drug does not cause collateral damage to important bacteria such as intestinal microflora so that unintended side effects do not occur.

Our lead product, solithromycin (CEM-101), is being developed in oral capsules, intravenous, or IV, and suspension formulations, initially for the treatment of community acquired bacterial pneumonia, or CABP, one of the most serious infections of the respiratory tract. We have completed one Phase 3 clinical trial for the oral treatment of CABP and are enrolling in a second Phase 3 clinical trial for intravenous-to-oral treatment of CABP. Solithromycin is a potent new fourth generation macrolide and the first fluoroketolide in clinical development. As a macrolide, solithromycin has broad use potential against many types of infections and in many patient populations, including pediatrics and pregnancy. Solithromycin’s potency comes from its unique chemical structure, which provides greater ability to fight resistant bacteria. Increasingly, resistance is a major threat to the efficacy of currently available antibiotics. Solithromycin has excellent organ and tissue distribution and intracellular activity, which allows it to reach bacteria at body sites that other antibiotics may not. Solithromycin is active against many key CABP pathogens as well as against pneumococcal strains resistant to other macrolides. Our pre-clinical and clinical studies to date have demonstrated solithromycin’s efficacy and safety. This record makes solithromycin a possible treatment for all age groups, including pediatrics. Finally, solithromycin offers flexibility of dosing, whether IV, oral capsule, or oral suspension which we believe will be attractive to both physicians and patients.

We have undertaken two Phase 3 trials which we believe will support our planned new drug application, or NDA, for solithromycin to treat CABP: one trial with oral solithromycin, which we initiated in December 2012, and another with IV solithromycin progressing to oral solithromycin that we began in December 2013. This development program was structured through the draft guidance published by and dialogue with the U.S. Food and Drug Administration, or FDA. We also have received feedback from several European Union, or EU, member countries regarding our plan to submit a marketing authorization application, or MAA, to the European Medicines Agency, or EMA, within a short period of time after our planned filing of the NDA for solithromycin with the FDA.

In January 2015, we reported the results of the Phase 3 trial for oral solithromycin. The trial met the primary objective of statistical non-inferiority (10% non-inferiority margin) of the early clinical response at 72 (-12/+36) hours after initiation of therapy compared to moxifloxacin. Solithromycin also met the secondary objectives of non-inferiority in clinical success at the short term follow up, or SFU, visit, 5-10 days after the end of therapy, both in the ITT and clinically evaluable populations. The point estimates for the primary endpoint of early clinical response were 78.2% for solithromycin and 77.9% for moxifloxacin. The results were similar in the combined total patient population, however, initial sub-groups analysis by age, indicate that the difference in point estimates became larger with increasing age and favored solithromycin in the ITT early clinical response groups. The results for the secondary efficacy endpoints supported results from the primary endpoint. Serious adverse effects, or SAEs, occurred with equal frequency in both arms (< 7% of patients) and no SAEs were considered study drug related. The most frequently reported adverse events for solithromycin were headache (4.5%, versus 2.5% incidence with moxifloxacin), diarrhea (4.2%, versus 6.5% with moxifloxacin), nausea (3.5%, versus 3.9% with moxifloxacin), emesis (2.4% versus 2.3% with moxifloxacin) and dizziness (2.1% versus 1.6% with moxifloxacin). No other treatment emergent adverse events occurred, in either arm, with 2.0% incidence or greater. C. difficile associated diarrhea was diagnosed in two patients, both of whom received moxifloxacin. Asymptomatic, reversible ALT elevation was observed in both treatment arms. Grade 4 ALT elevation (> 8xULN) occurred in 1.2% of moxifloxacin patients and 0.5% of solithromycin patients. No patient in either arm of the study had treatment emergent concomitant ALT and bilirubin elevation meeting Hy’s Law criteria.

We also are pursuing the development of solithromycin as a treatment for pediatric populations suffering from CABP and other respiratory infections as well as other infections. There is an urgent need for a new antibiotic for use in pediatric infections. The Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services, or BARDA, is funding the development of oral, IV and suspension formulations of solithromycin for pediatric use in bacterial pneumonia. Solithromycin is the first new antibiotic being developed as a suspension for all pediatric age groups in over 20 years.

In addition to CABP, we are pursuing a second indication, uncomplicated bacterial urethritis, primarily Neisseria gonorrheae and Chlamydia trachomatis, for which there is an urgent public health need. In this indication, our Phase 2 trial demonstrated that solithromycin was highly effective in treating uncomplicated gonorrhea, with successful treatment of all 43 evaluable patients. In August 2014, we initiated a Phase 3 clinical trial in patients with uncomplicated gonorrhea and chlamydia.

BARDA also is funding studies to test the efficacy of solithromycin in treating bioterror pathogens such as tularemia and anthrax. Studies were conducted with inhalation exposure in non-human primates in which it was demonstrated that solithromycin was effective in treating both of these infections.

We have global rights (other than the Association of South East Asian Nations, or ASEAN, countries, which are Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar (Burma), the Philippines, Singapore, Thailand and Vietnam) to solithromycin. We have licensed solithromycin to Toyama Chemical Co., Ltd., or Toyama, for development and commercialization in Japan while retaining the rights to the rest of the world. Toyama successfully completed a Phase 1 trial in healthy Japanese volunteers and has begun a Phase 2 trial in other respiratory tract infections. Toyama and we are sharing the results of our respective development activities.

The FDA has designated each of oral and intravenous solithromycin as a Qualified Infectious Disease Product, or QIDP, for the indication of CABP, and also has designated the oral form as a QIDP for the treatment of uncomplicated gonococcal infections. The QIDP designation is expected to enable us to benefit from certain incentives for the development of new antibiotics, including priority review.

Our second product is Taksta, an antibiotic known as fusidic acid, that has been used for decades outside the U.S., including Western Europe, but which has never been approved in the U.S. We are developing Taksta exclusively in the U.S. as a long term oral treatment of refractory bone and joint infections, including prosthetic joint infections, or PJI, caused by staphylococci, including S. aureus and methicillin-resistant Staphylococcus aureus, or MRSA. Currently, there is no optimal oral, chronic antibiotic for treating these infections. We hope to develop Taksta as an oral treatment with the same efficacy of currently available IV drugs but with the safety and convenience of oral long-term administration. Taksta successfully completed a Phase 2 clinical trial in patients with acute bacterial skin and skin structure infections, or ABSSSI, which is frequently caused by MRSA, demonstrating a tolerability profile and efficacy comparable to linezolid (sold under the brand name Zyvox®), the only oral antibiotic currently approved for the treatment of MRSA approved by the FDA. Having shown that Taksta is well tolerated and is active against current strains of MRSA in the U.S., in December 2012, we initiated a Phase 2 trial with Taksta for the treatment of primarily stapylococcal infections of infected prosthetic joint infections, hip and knee joints. The Phase 2 trial demonstrated that fusidic acid in combination with rifampin was generally comparable to intravenous standard of care antibiotics. We noted that rifampin decreased the blood levels of fusidic acid significantly and therefore concluded the trial after determining that fusidic acid should be used alone at the loading dose and maintenance dose regimen that was used successfully in the Phase 2 ABSSSI trial. There is no FDA guidance on the design of bone and joint infection or PJI trials and also no FDA-approved antibiotic for bone and joint infections.

In October 2013, the FDA granted orphan drug designation for fusidic acid for the treatment of PJI, which confers regulatory and economic benefits in the development process. In December 2013, PJI was classified as a very rare disease by the National Institutes of Health, or NIH. With these designations in hand, we submitted a proposal for a Phase 3 trial for Tasksta as a treatment for PJI, which could lead to an NDA. In December 2014, we met with the FDA to review the study design and dosing of the pivotal Phase 3 trial in patients who have failed prior therapy and cannot tolerate another surgery. In other words, they have no good options for treatment. Based on that meeting, our plan involves testing Taksta in a superiority trial for long-term suppressive therapy of refractory bone and joint infections, including PJI. Also based on our discussions with the FDA, we plan to conduct a Phase 3 trial for the treatment of ABSSSI to determine Taksta’s safety and efficacy, which would support the NDA for the treatment of refractory bone and joint infections as well as for ABSSSI.

Corporate Information

We were formed as Cempra Holdings, LLC, a limited liability company under the laws of the State of Delaware, on May 16, 2008. Cempra Holdings, LLC was formed in connection with a reorganization whereby the stockholders of Cempra Pharmaceuticals, Inc., a corporation formed under the laws of the State of Delaware on November 18, 2005, exchanged their shares of Cempra Pharmaceuticals, Inc. stock for shares of Cempra Holdings, LLC, pursuant to a merger of a subsidiary of Cempra Holdings, LLC with and into Cempra Pharmaceuticals, Inc., as a result of which Cempra Pharmaceuticals, Inc. became a wholly owned subsidiary of Cempra Holdings, LLC. On February 2, 2012, Cempra Holdings, LLC converted from a Delaware limited liability company to a Delaware corporation and was renamed Cempra, Inc.

We have two subsidiaries, Cempra Pharmaceuticals, Inc. and CEM-102 Pharmaceuticals, Inc. Other than cash and the stock in these subsidiaries, Cempra, Inc. holds no material assets.

Our primary executive offices are located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517-8149, and our telephone number is (919) 313-6601. Our website address is http://www.cempra.com. The information contained in, or that can be accessed through, our website is not part of this report.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, among others:

•	only two years of audited financial statements, in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting burdens in this prospectus supplement and accompanying prospectus and in documents incorporated by reference herein and therein. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Based on the price of our common stock on May 6, 2015, we anticipate having more than $700 million in market value of our common stock held by non-affiliates as of June 30, 2015, which is the measurement date. In such event, we would no longer qualify as an emerging growth company for filings made in fiscal 2016, beginning with our Annual Report on Form 10-K.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and any related free writing prospectus, you should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time by our future filings under the Exchange Act, when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to:

•	the costs, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners;

•	our need to obtain additional funding and our ability to obtain future funding on our acceptable terms;

•	our and our strategic commercial partner’s ability to obtain FDA and foreign regulatory approval of our product candidates; our dependence on the success of solithromycin and Taksta;

•	our anticipated capital expenditures and our estimates regarding our capital requirements;

•	the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties;

•	the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta;

•	our ability to produce and sell any approved products and the price we are able realize for those products;

•	our ability to retain and hire necessary employees and to staff our operations appropriately;

•	our ability to compete in our industry;

•	innovation by our competitors; and

•	our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business.

Please also see the discussion of risks and uncertainties under “Risk Factors” incorporated by reference into this prospectus and contained in any supplements to this prospectus.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or any prospectus supplement or in any document incorporated herein or therein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement or the date of the document incorporated by reference in this prospectus or any prospectus supplement. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities by us under this prospectus for general corporate purposes, including clinical trials, research and development expenses, and general and administrative expenses. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of any securities by us. Pending the application of the net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The NASDAQ Global Market may engage in passive market making transactions in the common stock on The NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

DESCRIPTION OF COMMON STOCK

Pursuant to our certificate of incorporation, we are authorized to issue 80,000,000 shares of common stock, $0.001 par value per share. As of March 31, 2015, we had 43,587,346 shares of common stock outstanding and approximately 20 stockholders of record, which excludes stockholders whose shares were held in nominee or street name by brokers.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock included in this registration statement will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

NASDAQ Global Market

Our common stock is listed for quotation on The NASDAQ Global Market under the symbol “CEMP.” On May 6, 2015, the last reported sale price of our common stock was $32.46 per share.

DESCRIPTION OF PREFERRED STOCK

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by our stockholders. As of the date of this prospectus, no shares of preferred stock were outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of any debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we may offer under a prospectus supplement may differ from the terms described below. For any debt securities that we may offer, an indenture (and any relevant supplemental indenture) will contain additional important terms and provisions, the form of which we filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated therein by reference. We will file any definitive indenture as an exhibit to reports that we file with the SEC and incorporate by reference in this prospectus and the applicable prospectus supplement. Any indenture would be qualified under the Trust Indenture Act of 1939.

With respect to any debt securities that we issue, we will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

•	the maturity date;

•	the principal amount due at maturity;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be convertible into shares of our common stock or our preferred stock and, if so, the terms of such conversion;

•	whether or not the debt securities will be secured or unsecured by some or all of our assets, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment or interest and the maximum length of any such deferral period;

•	the date, if any, after which and the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	any provisions for payment of additional amounts for taxes;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	events of default;

•	whether we and/or the indenture trustee may change an indenture without the consent of any holders;

•	the form of debt security and how it may be exchanged and transferred;

•	description of the indenture trustee and paying agent, and the method of payments; and

•	any other specified terms, preferences, rights or limitations of, or restrictions on, the debt securities and any terms that may be required by us or advisable under applicable laws or regulations.

We summarize below the material terms of the form of indenture or indicate which material terms will be described in the applicable prospectus supplement. The indenture:

•	does not limit the amount of debt securities that we may issue;

•	allows us to issue debt securities in one or more series;

•	does not require us to issue all of the debt securities of a series at the same time;

•	allows us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•	provides that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. With respect to any warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to reports that we file with the SEC and incorporated by reference in this prospectus:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We might issue units composed of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement, warrant and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We may choose to evidence each series of units by unit certificates that we would issue under a separate agreement. If we choose to evidence the units by unit certificates, we will enter into the unit agreements with a unit agent and will indicate the name and address of the unit agent in the applicable prospectus supplement relating to the particular series of units.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S

CERTIFICATE OF INCORPORATION AND BYLAWS

Certain provisions of Delaware law and our certificate of incorporation and bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons duly designated by the board of directors to call such meetings.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton, LLP, Raleigh, North Carolina. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on The NASDAQ Global Market, and you can read and inspect our filings at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on April 30, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 5 (two filings), January 8, January 13, February 25 and April 24, 2015;

•	our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2015; and

•	all of the filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of the filing of the registration statement and prior to the effectiveness of the registration statement.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Cempra, Inc., Attention: Shane Barton, 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517, (919) 316-6601.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

$150,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Cowen and Company

May 6, 2016